SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   FORM 15

    Certification and Notice of Termination of Registration under Section
                12(g) of the Securities Exchange Act of 1934

                       Commission File Number: 1-11196

                       AMERICAN MEDICAL RESPONSE, INC.
           (Exact name of registrant as specified in its charter)

                           2821 South Parker Road
                                 10th Floor
                           Aurora, Colorado  80014
                               (303) 614-8549
     (Address, including zip code, and telephone number, including area code, of registrant s principal executive offices)

                        Common Stock, $0.01 par value
          (Title of each class of securities covered by this Form)

                                    None

     (titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) x         Rule 12h-3(b)(1)(ii)
             Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(2)(i)
             Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(ii)
             Rule 12g-4(a)(2)(ii)          Rule 15D-6
             Rule 12h-3(a)(1)(i)

        Approximate number of holders of record as of the certification or notice date: One.

        Pursuant to the requirements of the Securities Exchange Act of 1934, American Medical Response, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                      AMERICAN MEDICAL RESPONSE, INC.

   Date: February 27, 1997            By:  /s/ William George
         ---------------------             -----------------------------

                                      Name:  William George
                                      Title: Vice President and General Counsel